Exhibit 16

March 6, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the "Change in Accountants" section of the Registration Statement on Form S-1 (the Registration Statement) dated March 9, 2017, of Eagle Financial Bancorp, Inc., and we are in agreement with the statements contained in the “Change in Accountants” section of the Registration Statement, insofar as it pertains to our firm.

BKD, llp